For:	Alamo Group Inc.

Contact:	Agnes Kamps
Executive Vice President & CFO
830-372-9615

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES FINANCIAL RESULTS
FOR THE SECOND QUARTER OF 2024

SEGUIN, Texas, July 31, 2024 -- Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter ended June 30, 2024.

Highlights for the Quarter

•Net Sales of $416.3 million, down 5.5% versus prior year
◦Industrial Equipment net sales of $204.8 million, up 14.2%
◦Vegetation Management net sales of $211.5 million, down 19.1%
•Income from operations of $43.3 million, 10.4% of net sales
•Net income of $28.3 million
•Second quarter fully diluted EPS of $2.35 per share; EPS results of $2.35 per share include the unfavorable impact of Gradall strike of approximately $0.22 per share
•Total debt net of cash improved $60.5 million or 25.7% compared to second quarter 2023(1)
•Backlog remained healthy at $768.9 million at the end of the second quarter 2024(1)
•Trailing twelve-month EBITDA of $236.6 million, at 14.1% of Net Sales(1)
•Cost reduction actions taken expected to achieve approximately $10 million of savings in the remainder of 2024, net of restructuring costs

Results for the Quarter

Second quarter 2024 net sales were $416.3 million compared to $440.7 million in the second quarter of 2023. Gross margin was $108.2 million, or 26.0% of net sales, compared to $118.1 million, or 26.8% of

ALAMO GROUP ANNOUNCES 2024 SECOND QUARTER SALES AND EARNINGS Page 2

net sales in the comparison period of 2023. Strong Industrial Equipment Division results partially offset the Vegetation Management headwinds.

Net income was $28.3 million, or $2.35 per diluted share, compared to $36.4 million, or $3.03 per diluted share, in the second quarter of 2023. The Company's backlog at the end of the second quarter remained healthy at $768.9 million. While Vegetation Management backlog normalized to pre-Covid levels, Industrial Equipment backlog continues to grow and is 16% higher versus the end of the second quarter 2023.

Comments on Results
Jeff Leonard, Alamo Group’s President and Chief Executive Officer commented, “The second quarter, as expected, proved to be challenging for us despite a very strong performance from our Industrial Equipment Division. Global softness in the markets for our Vegetation Management equipment continued, and channel inventories remained above normal levels. Order activity remained strong in the Industrial Equipment Division as both governmental and industrial customers continued to invest in their maintenance equipment fleets at an elevated pace.
“We were pleased that our Industrial Equipment Division had another outstanding quarter with second quarter net sales of $204.8 million, up 14%, versus the second quarter of 2023. The strong sales growth came despite the five-week strike by the unionized workers at the Company's Gradall manufacturing facility. The Division’s profitability was excellent with second quarter operating income of $27.3 million, 13.3% of net sales. This Division booked new orders valued at nearly $194.0 million during the quarter, up 10% compared to the second quarter of 2023. Division backlog at the end of the quarter was $550.9 million versus $475.5 million at the end of the second quarter of 2023. While activity was strong across all of the Division’s product lines, snow removal was exceptionally strong, especially for the second quarter, which is historically a slower period. The Division also benefited from another solid performance from our Royal Truck business where demand for its crash attenuator trucks remained healthy.”

“The Vegetation Management Division experienced market headwinds in the second quarter. Net sales were $211.5 million and operating income was $16.0 million, or 7.6% of net sales. This Division booked new orders valued at $150.2 million, on par with orders received in the second quarter of 2023. Division backlog at the end of the quarter was $218.0 million versus $415.7 million at the same point in 2023, normalizing to pre-Covid levels. Activity remained soft in the Forestry, Tree Care and Agricultural end markets. Governmental mowing was a bright spot for this Division with sales, operating income and backlog all moving higher compared to the second quarter of 2023. While progress was made with

ALAMO GROUP ANNOUNCES 2024 SECOND QUARTER SALES AND EARNINGS Page 3

destocking during the period, channel inventories constrained this Division’s sales and order bookings again in the second quarter.”

“As a result of the market situation in Vegetation Management, we have taken actions to improve our operating efficiencies, reduce costs and eliminate excess capacity. In the first six months of 2024, the
Company has reduced its global employee population by nearly 7% with most of the reduction made in the second quarter. We have also accelerated planning for several additional facility consolidations, and plans are underway to convert one of our Vegetation Management manufacturing facilities for the production of industrial products. Savings associated with efficiency and cost reduction actions taken in the first half of 2024 are expected to be approximately $10 million on a full year basis, net of the associated restructuring costs.

"Our outlook for the third quarter and the balance of 2024 remains somewhat cautious. While progress is being made and dealer inventories are moving lower, more work remains to be done to reduce channel inventory. However, the prospects for our Industrial Equipment Division remain excellent for the remainder of 2024 and into the first quarter of 2025, given this Division’s robust order backlog and healthy pipeline of active sales opportunities. Despite the cautious near-term outlook, we are encouraged by the cost reduction measures we have already taken and the further actions we plan to implement in the coming months, which we expect will benefit our results in the second half of 2024 and beyond."

Earnings Conference Call
The Company will host a conference call to discuss the results on Thursday, August 1, 2024 at 10:00 a.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial (833) 816-1163 (domestic) or
(412) 317-1898 (international). For interested individuals unable to join the call, a replay will be available until Thursday, August 8, 2024, by dialing (877) 344-7529 (domestic) or (412) 317-0088 (internationally), passcode 2514245.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events and Presentations”) on Thursday, August 1, 2024 beginning at 10:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

ALAMO GROUP ANNOUNCES 2024 SECOND QUARTER SALES AND EARNINGS Page 4

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,050 employees and operates 29 plants in North America, Europe, Australia and Brazil as of June 30, 2024. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, disease outbreaks, geopolitical risks, including effects of the war in the Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2024	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$118,535	$112,061
Accounts receivable, net	388,512	378,675
Inventories	385,136	369,319
Other current assets	15,293	11,916
Total current assets	907,476	871,971

Rental equipment, net	46,630	36,375

Property, plant and equipment	161,603	163,434

Goodwill	204,766	197,445
Intangible assets	159,708	164,376
Other non-current assets	25,787	24,158

Total assets	$1,505,970	$1,457,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$102,947	$116,287
Income taxes payable	12,829	11,284
Accrued liabilities	76,772	72,266
Current maturities of long-term debt and finance lease obligations	15,008	15,008
Total current liabilities	207,556	214,845

Long-term debt, net of current maturities	278,591	332,576
Long-term tax liability	490	2,464
Other long-term liabilities	23,964	22,804
Deferred income taxes	15,653	19,128

Total stockholders’ equity	979,716	865,942

Total liabilities and stockholders’ equity	$1,505,970	$1,457,759

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Net sales:
Vegetation Management	$211,535	$261,346	$435,282	$517,781
Industrial Equipment	204,768	179,348	406,607	334,684
Total net sales	416,303	440,694	841,889	852,465

Cost of sales	308,122	322,620	622,076	621,884
Gross margin	108,181	118,074	219,813	230,581
	26.0%	26.8%	26.1%	27.0%

Selling, general and administration expense	60,817	59,858	121,411	119,526
Amortization expense	4,055	3,824	8,114	7,639
Income from operations	43,309	54,392	90,288	103,416
	10.4%	12.3%	10.7%	12.1%

Interest expense	(6,098)	(6,837)	(12,189)	(12,777)
Interest income	514	357	1,315	740
Other income (expense)	(65)	(1,046)	33	(44)

Income before income taxes	37,660	46,866	79,447	91,335
Provision for income taxes	9,336	10,492	19,003	21,612

Net Income	$28,324	$36,374	$60,444	$69,723

Net income per common share:

Basic	$2.36	$3.05	$5.05	$5.85

Diluted	$2.35	$3.03	$5.02	$5.82

Average common shares:
Basic	11,974	11,921	11,959	11,910

Diluted	12,044	11,993	12,032	11,977

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 2 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") which is a non-GAAP financial measure. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance. Attachment 3 reflects Division performance inclusive of non-GAAP financial measures such as backlog and earnings before interest, tax, depreciation and amortization ("EBITDA").

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended June 30,			Change due to currency translation
	2024	2023	% change from 2023	$	%

Vegetation Management	$211,535	$261,346	(19.1)%	$(844)	(0.3)%
Industrial Equipment	204,768	179,348	14.2%	(696)	(0.4)%
Total net sales	$416,303	$440,694	(5.5)%	$(1,540)	(0.3)%

	Six Months Ended June 30,			Change due to currency translation
	2024	2023	% change from 2023	$	%

Vegetation Management	$435,282	$517,781	(15.9)%	$1,331	0.3%
Industrial Equipment	406,607	334,684	21.5%	(478)	(0.1)%
Total net sales	$841,889	$852,465	(1.2)%	$853	0.1%

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	June 30, 2024	June 30, 2023	Net Change

Current maturities	$15,008	$15,008
Long-term debt,net of current	278,591	332,576
Total debt	$293,599	$347,584

Total cash	118,535	112,061
Total Debt Net of Cash	$175,064	$235,523	$(60,459)

EBITDA
	Six Months Ended		Trailing Twelve Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	December 31, 2023

Income from operations	$90,288	$103,416	$184,839	$197,967
Depreciation	18,093	15,529	35,018	32,454
Amortization	8,465	7,990	16,697	16,222
EBITDA	$116,846	$126,935	$236,554	$246,643

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Vegetation Management Division Performance

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Backlog			$217,967	$415,727

Net Sales	$211,535	$261,346	435,282	517,781

Income from Operations	16,006	35,561	37,685	72,069
	7.6%	13.6%	8.7%	13.9%

Depreciation	4,434	3,829	8,767	7,420
Amortization	3,033	3,047	6,076	6,086

EBITDA	23,473	42,437	52,528	85,575
	11.1%	16.2%	12.1%	16.5%

Industrial Equipment Division Performance

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Backlog			$550,922	$475,464

Net Sales	$204,768	$179,348	406,607	334,684

Income from Operations	27,303	18,831	52,603	31,347
	13.3%	10.5%	12.9%	9.4%

Depreciation	4,724	4,074	9,326	8,109
Amortization	1,197	952	2,389	1,904

EBITDA	33,224	23,857	64,318	41,360
	16.2%	13.3%	15.8%	12.4%